Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of OCTOBER 25, 2024

by and AMONG

ZEO ENERGY CORP.

as Purchaser,

and

Lumio holdings, Inc.

AND ITS SUBSIDIARIES NAMED HEREIN,

as sellerS

i

Exhibits

Exhibit A	Bill of Sale, Form of Assignment and Assumption Agreement
Exhibit B	Form of Intellectual Property Assignment Agreement

Schedules

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 25, 2024, is made by and among (a) Zeo Energy Corp., a Delaware corporation (“Purchaser”), and (b)(i) Lumio Holdings, Inc., a Delaware corporation (“Lumio Holdings”), and (ii) the direct and indirect subsidiaries of Lumio Holdings as set forth in the signature pages attached hereto (together with Lumio Holdings, each a “Seller” and, collectively, “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and together as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein including Article IX.

WHEREAS, each Seller has filed a voluntary petition and commenced a case (together, the “Chapter 11 Cases”) under chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on September 3, 2024;

WHEREAS, Sellers engage in the business of selling and installing residential solar systems and associated products, together with related services, in each case, offered by Sellers and its Subsidiaries (the “Business”);

WHEREAS, Purchaser desires to purchase the Acquired Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to the terms of the Bidding Procedures, Bidding Procedures Order and the Sale Order; and

WHEREAS, in connection with the Chapter 11 Cases and subject to the terms and conditions contained herein, following entry of the Sale Order finding Purchaser as the Successful Bidder, Sellers shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from Sellers, pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, the Acquired Assets, and Purchaser shall assume from Sellers the Assumed Liabilities, in each case, as specifically provided herein and in the Sale Order.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the Parties hereby agree as follows:

Article I
Purchase and Sale of Acquired Assets;
Assumption of Assumed Liabilities

Section 1.1 Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing (as defined below) Sellers shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title and interest in and to, as of the Closing, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired Assets” means all of each Seller’s right, properties, title and interest in and to, as of the Closing, all assets relating to the Business, including, solely to the extent relating to the Business, the following assets of each Seller, but excluding in all cases the Excluded Assets (as defined below):

(a) subject to Section 1.5, all Contracts relating to the Business listed on Schedule 1.1(a), including any backup data maintained by Sellers in connection therewith, and all non-disclosure agreements with respect to other bidders and potential bidders for the Business (collectively, the “Assigned Contracts”), and all rights and benefits thereunder;

(b) copies of the Transferred Employee Records;

(c) the Transferred Intellectual Property, including as set forth on Schedule 1.1(c);

(d) the name “Lumio” or any derivation thereof;

(e) all Personal Information owned, controlled or otherwise processed by or on behalf of such Seller or any of its respective Subsidiaries, including all databases and data collections containing any such Personal Information;

(f) all Inventory, including the Inventory set forth on Schedule 1.1(f) and held by such Seller’s or any of its respective Subsidiaries’ installer partners as set forth therein; items on this Schedule may be adjusted within 15 days of Closing in accordance with the process described in 1.5(c) or 1.5(i);

(g) all goodwill and other intangible assets associated with the Business or the Acquired Assets including, but not limited to, all customer and supplier relationships and records (including data regarding energy production and consumption), all rights under any confidentiality agreements executed by any third party for the benefit of such Seller or any of its respective Subsidiaries to the extent relating to the Business or the Acquired Assets, and all information and documents relating thereto;

(h) all rights of such Seller or any of its respective Subsidiaries under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with any current or former employees, or current or former directors, consultants, independent contractors and agents of such Seller or any of its respective Subsidiaries or Affiliates or with third parties in respect of the Business;

(i) subject to Section 1.5, all prepaid current insurance policies of such Seller or any of its respective Subsidiaries relating to the Business, the Acquired Assets or the Assumed Liabilities which are set forth on Schedule 1.1(a) (which shall be deemed Acquired Contracts), and all rights and benefits, proceeds and other amounts payable thereunder, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, in each case, to the extent they are related to the Business, the Acquired Assets, the Assumed Liabilities or the operation of such Acquired Assets; provided, however, that any directors and officers insurance, including any recoveries thereunder and rights to assert claims relating thereto shall not constitute an Acquired Asset;

(j) subject to Section 1.5, all Contracts for the lease or license of real property set forth on Schedule 1.1(j) (the “Assumed Leases”, which shall be deemed Acquired Contracts), together with (to the extent of such Seller’s and any of its respective Subsidiaries’ interest therein) the buildings, fixtures and improvements, including tenant improvements, located on or attached to the underlying real property relating to such Assumed Leases, and all rights arising thereunder, and all tenements, hereditaments, appurtenances, rights of ways, easements, licenses, servitudes and other real property rights and privileges appertaining thereto, subject, in each case, to the rights of the applicable landlord (including rights to ownership or use of such property) under such Assumed Leases;

(k) subject to Section 1.5, all Contracts pursuant to which such Seller or any of its respective Subsidiaries receives the right or license to use any Intellectual Property Right or Computer System, including those set forth on Schedule 1.1(k) (the “Transferred IP Agreements”);

(l) all royalties, advance or prepaid expenses, prepaid assets, security, deposits or similar amounts of such Seller or any of its respective Subsidiaries, which are related to the Business, including those set forth on Schedule 1.1(l), but other those relating to Contracts that are not Assigned Contracts or Assumed Leases;

(m) all Computer Systems owned, or purported to be owned, by such Seller or any of its respective Subsidiaries, including those set forth on Schedule 1.1(m);

(n) the Permits issued to, or for the benefit of, such Seller or any of its respective Subsidiaries, all rights and benefits thereunder and all pending applications or filings therefor and renewals thereof, which are related to the Acquired Assets or the Business, including those set forth on Schedule 1.1(n), in each case, to the extent transferrable to Purchaser;

(o) all policies and procedures relating to the Acquired Assets or the Business;

(p) all Accounts Receivable related to the Business or the Acquired Assets, including those set forth on Schedule 1.1(p);

(q) [Reserved.]

(r) a copy of the books and records, databases, files, plans, advertising and promotional and training materials, information, data and other similar items of such Seller or any of its respective Subsidiaries, whether in written or electronic or any other format, including customer and supplier lists, mailing lists, sales and promotional literature, and other sales related materials, but excluding any Tax Record, related solely to the Business, the Acquired Assets or the Assumed Liabilities;

(s) all rights, claims, accounts and causes of action (including warranty and similar claims) of such Seller or any of its respective Subsidiaries (regardless of whether or not such claims and causes of action have been asserted by the Sellers), including all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, and all rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by such Seller or any of its respective Subsidiaries (regardless of whether such rights are currently exercisable), in each case, against any Person other than any other Seller that is a party to or related to any Assigned Contract or Assumed Liability to the extent that such Persons do not assert or maintain any rights, claims or causes of action against Sellers; provided, however, that in each case, and notwithstanding anything to the contrary in this Agreement, none of the foregoing shall include any rights, claims, causes of action, rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement or any other rights of recovery, including rights to insurance proceeds, of any Seller or any of its respective Subsidiaries against (i) any of its respective predecessors, including those arising under or relating to any asset purchase agreement, share purchase agreement, merger agreement or similar agreement (or any ancillary agreement entered into thereunder) between such Seller or its Subsidiaries, on the one hand, and any predecessor or seller party, on the other hand) or (ii) any of its respective former employees, directors, officers, investors, founders, or stockholders;

(t) [Reserved];

(u) other than with respect to Taxes, all rights to any credits, statements, rebates (including vendor or supplier rebates), reimbursement or rights of set off;

(v) any Tax Records relating primarily to the Business and/or the Acquired Assets; provided, that the Sellers shall be permitted to keep copies of all of the foregoing to the extent necessary or required by the Bankruptcy Court;

(w) all tangible personal property of such Seller or any of its respective Subsidiaries relating to the Business, including as set forth on Schedule 1.1(v);

(x) owned vehicles relating to the Business as set forth on Schedule 1.1(w); the list of vehicles on this Schedule may be adjusted within 15 days of Closing in accordance with the process described in 1.5(c) or 1.5(i); and

(y) the items listed on Schedule 1.1(w); and any and all other assets of such Sellers or any of its respective Subsidiaries (other than Excluded Assets and Excluded Liabilities) necessary for the operation of the Acquired Assets or the Business; items referred to in this subsection may be adjusted within 15 days of Closing in accordance with the process described in 1.5(c) or 1.5(i).

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall any Seller be deemed to sell, transfer, assign, convey or deliver, and each such Seller shall retain all right, title and interest to, in and under any properties, rights interests or other assets of such Seller other than the Acquired Assets (collectively, the “Excluded Assets”). Without limiting the foregoing, “Excluded Assets” means all of each Seller’s right, properties, title and interest in and to the following:

(a) all Equity Interests of any of such Seller or its respective direct or indirect Subsidiaries;

(b) all of such Seller’s rights under this Agreement or any of the ancillary agreements entered into among any of the parties in connection herewith, including the Transaction Services Agreement;

(c) all of such Seller’s rights under any Excluded Asset;

(d) all Contracts to which such Seller is a party other than the Assigned Contracts;

(e) all payments for the purchase of goods, including but not limited to customer deposits and prepaid amounts;

(f) all royalties, advance or prepaid expenses, prepaid assets, security, deposits or similar amounts of such Seller or any of its respective Subsidiaries, which are related to Contracts that are not Assigned Contracts or Assumed Leases;

(g) [Reserved];

(h) all Contracts for the lease or license of real property to which such Seller is a party, other than the Assumed Leases;

(i) all Seller Benefit Plans and all assets held with respect to the Seller Benefit Plans (in each case, other than the Assumed Benefit Plans);

(j) all Tax Records of a Seller Tax Group or such Seller or Affiliate thereof, other than any Tax Records listed in Section 1.1(u);

(k) all rights to any credits, statements, rebates, reimbursement, refunds, returns or rights of set off, in each case, with respect to Taxes;

(l) all cash of Sellers and the contents of all bank accounts, safety deposit boxes, lock boxes and securities accounts of such Seller or any of its respective Subsidiaries, in each case related to the Business; subject to Section 1.3(d), Sellers agree to use the proceeds from these sources to pay: (i) Seller’s employee regular wages earned through Closing; and (ii) the weekly sales commissions that have become due prior to Closing to Seller’s sales personnel;

(m) all letters of credit related to insurance and any bonds or letters of credit in support of the Seller Credit Support Obligations identified on Schedule 5.12, along with any funds released from such letters of credit and bonds;

(n) all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code and any analogous state law claims, including any proceeds of the foregoing, other than those specified in Section 1.1(s);

(o) all rights, claims and causes of action (including warranty and similar claims) of such Seller or any of its respective Subsidiaries (regardless of whether or not such claims and causes of action have been asserted by the Sellers), including all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, and all rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by such Seller or any of its respective Subsidiaries (regardless of whether such rights are currently exercisable), in each case, against any Person other than as specified as being purchased in Section 1.1(s), and which for the avoidance of doubt, includes the DIP Secured Parties and the Prepetition Secured Parties (each as defined in the final DIP order);

(p)  all rights, claims, causes of action, rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement or any other rights of recovery, including rights to insurance proceeds, of any Seller or any of its respective Subsidiaries against (i) any of its respective predecessors, including those arising under or relating to any asset purchase agreement, share purchase agreement, merger agreement or similar agreement (or any ancillary agreement entered into thereunder) between such Seller or its Subsidiaries, on the one hand, and any predecessor or seller party, on the other hand) or (ii) any of its respective former employees, directors, officers, investors, founders, or stockholders; and

(q) all current directors and officers insurance policies of such Seller or any of its respective Subsidiaries, and all rights and benefits, proceeds and other amounts payable thereunder, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries.

Section 1.3 Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, Purchaser shall irrevocably assume from each Seller (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and such Seller shall irrevocably transfer, assign, convey, and deliver to Purchaser, only the following Liabilities, without duplication (collectively, the “Assumed Liabilities”):

(a) all Liabilities (other than any Liability for Taxes) arising out of or relating to the ownership and operation of the Acquired Assets or Assigned Contracts arising at or after the Closing that become due and payable after the Closing (including, for the avoidance of doubt, accounts payable for services performed or goods purchased after the Closing);

(b) all Liabilities associated with project installs where work was performed, on-going or completed by Sellers on or after the Petition Date, as identified on Schedule 1.3(b);

(c) all Liabilities in respect of (i) Transferred Employees arising from and after the Closing (other than with respect to Seller Benefit Plans that are not Assumed Benefit Plans) and (ii) the Assumed Benefit Plans;

(d) all cure costs required to be paid as determined by the Bankruptcy Court or agreed to by Purchaser and the non-debtor counterparty to the applicable Assigned Contract pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the “Cure Costs”);

(e) Liabilities for quarterly bonus payments for the quarter completed prior to the Closing for Seller’s sales personnel who become employed or contracted by Purchaser, up to a total that shall not exceed the lesser of: (i) $1.9 million; or (ii) the sum of $1 million in cash plus the number of shares of Purchaser’s common stock that equal $1 million in value based on the metric at which the Equity Interests are valued per share in Section 2.1. Purchaser shall offer such sales representatives the bonus payment through a combination of cash and equity and with a requirement that the applicable sales representative works for Purchaser for a defined period of time (anticipated to be 12 months); and

(f) Liabilities up to the amount of $1.0M for a 11 USC 503(b)(9) claim by Consolidated Electrical Distributors Inc. d/b/a Greentech Renewables Limited against Sellers, subject to all defenses under law or equity.

Section 1.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, any of the Sellers of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing before or on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing (collectively, the “Excluded Liabilities”), including the following Liabilities of each Seller, its respective Subsidiaries or predecessors , whether incurred or accrued by such Seller, its respective Subsidiaries or predecessors before or after the Closing Date:

(a) all Cure Costs for Contracts or leases to which such Seller or any of its Subsidiaries is a party that are not Assigned Contracts;

(b) any Liability of such Seller or any of its respective Subsidiaries or predecessors associated with any and all indebtedness, including any guarantees of third party obligations and reimbursement obligations to guarantors of such Seller’s or its respective Subsidiaries’ or Affiliates’ obligations, and including any guarantee obligations or imputed Liability through veil piercing incurred in connection with such Seller’s Affiliates or Subsidiaries;

(c) any Liability of such Seller or any of its respective Subsidiaries or predecessors associated with payments for the purchase of goods, including but not limited to customer deposits and prepaid amounts;

(d) all Liabilities of such Seller or any of its respective Subsidiaries or predecessors under this Agreement or any of the ancillary agreements entered into among any of the parties in connection herewith, including the Transition Services Agreement, and the transactions contemplated hereby or thereby;

(e) any Liabilities in respect of any Contracts or leases to which such Seller or any of its respective Subsidiaries is a party that are not Assigned Contracts, including any Liabilities arising out of the rejection of any such Contracts pursuant to section 365 of the Bankruptcy Code;

(f) all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by such Seller or any of its respective Subsidiaries or any of its or their respective predecessors in connection with this Agreement or the administration of the Chapter 11 Cases (including all fees and expenses of professionals and Advisors engaged by the Sellers) and administrative expenses and priority claims accrued through the Closing Date and post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by the Sellers from the proceeds collected in connection with the Excluded Assets) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement, the Transaction Agreements, and each of the other documents delivered in connection .herewith and therewith; and (ii) the consummation of the Transaction, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of such Seller or any of its respective Subsidiaries or predecessors payable as a result of the consummation of the transactions contemplated by this Agreement, the Transaction Agreements and the documents delivered in connection herewith or therewith;

(g) all Liabilities in respect of (i) Transferred Employees arising prior to Closing, except as set forth in Sections 1.3(c) and (e), (ii) current or former employees of such Seller or any of its respective Subsidiaries (other than Transferred Employees), whether arising prior to, on or after Closing and (iii) any severance, termination pay or other similar benefits or amounts due to employees of Sellers who are not Transferred Employees;

(h) all Liabilities arising under or relating to any Seller Benefit Plan (including all assets, trusts, insurance policies and administration service contracts related thereto), whether arising prior to, on or after Closing, in each case, other than with respect to any Assumed Benefit Plan;

(i) all Liabilities of such Seller or any of its respective predecessors to their respective equity holders with respect to dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of such Seller or of any of its respective Subsidiaries or predecessors pursuant to any Contract that is not an Assigned Contract set forth on Schedule 1.1(a), or pursuant to any material business arrangement with, or any material financial obligations to, or that is owed any financial obligations from, such Seller or any of its respective Subsidiaries, to the Knowledge of the Sellers, any actual competitor, vendor or licensor of any Seller any of its respective Subsidiaries pursuant to a Contract that is not an Assigned Contract;

(j) all Liabilities arising out of or relating to any business or property formerly owned or operated by such Seller, any of its respective Subsidiaries, Affiliates or predecessors, but not presently owned and operated by such Seller as of the date hereof;

(k) except as set forth in Section 1.3(e), all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Governmental Authorities, or otherwise) involving, against or affecting any Acquired Asset, the Business, such Seller, any of its respective Subsidiaries, Affiliates or predecessors, or any asset or property of such Seller, any of its respective Subsidiaries, Affiliates or predecessors, in each case arising out of the ownership or operation of the Business or any Acquired Asset prior to the Closing;

(l) all Liabilities arising under Environmental Laws, other than to the extent arising out of the ownership or operation of the Business or any Acquired Asset from and after the Closing, whether or not yet booked as accounts payable by such Sellers or any of its respective Subsidiaries as of or prior to the Closing;

(m) all accounts payable of such Seller or of any of its respective Subsidiaries or predecessors existing as of or prior to the Closing;

(n) all Liabilities outstanding as of and arising after the Closing for any Contract for delivery of, or returns of, products previously sold to customers, whether or not any customer has provided a deposit for the sale;

(o) all Liabilities of such Seller or of any of its respective Subsidiaries or predecessors arising out of any Contract, Permit, or claim that is not transferred to Purchaser hereunder; and

(p) all Liabilities for all Professional Fees Amounts.

Section 1.5 Assumption/Rejection of Certain Contracts.

(a) Sellers shall provide timely and proper written notice in accordance with the Bidding Procedures Order to all parties to any executory contracts or unexpired leases to which any Seller is a party that are Assigned Contracts of the proposed assumption and assignment of such Assigned Contracts and take all other actions reasonably necessary to cause such Assigned Contracts to be assumed by Sellers and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code at the Closing. As of and conditioned on the occurrence of the Closing, and if Purchaser shall have provided adequate assurance of future performance under Section 365(b)(1)(C) of the Bankruptcy Code with respect to any Assigned Contract, Sellers shall assign or cause to be assigned to Purchaser or an Affiliate of Purchaser designated by Purchaser, as applicable, the Assigned Contracts. At the Closing, Sellers shall, pursuant to the Sale Order and the Assignment and Assumption Agreement, assign to Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts pursuant to sections 363 and 365 of the Bankruptcy Code.

(b) Sellers shall transfer and assign, or shall cause to be transferred or assigned, all Assigned Contracts to Purchaser or an Affiliate of Purchaser designated by Purchaser, and Purchaser or such designated Affiliate of Purchaser shall assume all Assigned Contracts, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order. As promptly as practicable following the date hereof, Purchaser and Sellers shall use commercially reasonable efforts to cooperate and determine the Cure Costs under each Assigned Contract, if any, so as to permit the assumption and assignment of each such Assigned Contract pursuant to section 365 of the Bankruptcy Code in connection with the Transactions.

(c) During the 15-day period following the Closing Date, Purchaser shall have the right to notify Sellers in writing of any Assigned Contract, Assumed Benefit Plan, or insurance policy that it does not wish to assume and any such previously considered Assigned Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assigned Contracts and automatically deemed added to the Excluded Assets, in each case, without any adjustment to the Purchase Price, Purchaser shall be solely responsible for the payment, performance and discharge when due of the Liabilities under the Assigned Contracts arising from the time of and after the Closing.

(d) Sellers shall reasonably cooperate with Purchaser and its Affiliates as reasonably requested by Purchaser (i) to allow Purchaser or its designated Affiliate to enter into an amendment of any Contract upon assumption of such Contract by Purchaser (and Sellers shall reasonably cooperate with Purchaser to the extent reasonably requested by Purchaser in negotiations with the counterparties thereof) and (ii) to otherwise amend any Contract; provided, that Sellers shall not be required to enter into any such amendment unless such Contract is designated as an Assigned Contract pursuant to this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent an Acquired Asset requires any consent or approval from any party, including any Governmental Body (other than, and in addition to, and determined after giving effect to any Order of the Bankruptcy Court, including the Sale Order) in order to permit the sale or transfer to Purchaser of the applicable Seller’s right, title and interest in and to such asset, and such consent or approval has not been obtained prior to such time as such right, title and interest is to be transferred by Purchaser hereunder, such asset shall not be transferred to, or accepted by, Purchaser. If any Acquired Asset is deemed not to be assigned pursuant to this Section 1.5(e), the Closing shall nonetheless take place subject to the other terms and conditions set forth herein and, thereafter, Sellers and Purchaser shall each (i) use reasonable best efforts to secure such consents or approvals as promptly as practicable after the Closing and (ii) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of Sellers’ rights and obligations with respect to any such Acquired Asset, under which (A) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of any direct costs associated with the retention and maintenance of such Acquired Asset incurred by Sellers or their respective Affiliates) with respect to such Acquired Asset with respect to which such consent or approval has not been obtained and (B) Purchaser shall assume and timely discharge all related burdens and obligations with respect to such Acquired Asset. To the extent permitted under Law, the applicable Seller(s) shall hold in trust for and pay to Purchaser promptly upon receipt thereof, such Acquired Asset and all income, proceeds and other monies received by any Seller to the extent related to such Acquired Asset in connection with the arrangements under this Section 1.5(e). Upon satisfying any requisite consent or approval requirement applicable to such Acquired Asset after the Closing, the applicable Seller’s right, title and interest in and to such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code.

(f) If at any time after the Closing, any Seller or Purchaser becomes aware that such Seller continues to hold any Acquired Asset, including an Assigned Contract, or any asset necessary for the operation of the Business that should have been conveyed in accordance with this Agreement, (i) such Party will promptly notify the other Party, and (ii) such Seller shall use its commercially reasonable efforts to transfer (or cause to be transferred) such Acquired Asset or asset to Purchaser or an Affiliate of Purchaser designated by Purchaser. Following written confirmation from Purchaser, Purchaser will assume any Assumed Liabilities associated with the foregoing upon receipt of such Acquired Assets, in each case, without further consideration being due or paid from Purchaser to such Seller. If at any time after the Closing, Purchaser becomes aware that it holds any Excluded Asset, Purchaser will promptly notify Sellers and use its commercially reasonable efforts to transfer (or cause to be transferred) such Excluded Asset to the applicable Seller, without further consideration being due or paid from any Seller to Purchaser.

(g) Pursuant to and in accordance with the requirements of the Bidding Procedures Order, Sellers shall deliver to Purchaser and file with the Bankruptcy Court a list of all Contracts that are executory contracts or unexpired leases (the “Contracts List”) to which a Seller is a party (which list shall include Sellers’ good faith estimate of the Cure Cost associated with each such Contract (collectively, the “Estimated Cure Costs”)), which shall reflect, if applicable, the amount of Cure Costs that may have been agreed to between Seller and the applicable counterparty(ies) to any Contract; provided, that, if at any time Purchaser designates any Contract that is an executory contract or unexpired lease as an Assigned Contract which is not a Contract set forth on such Contracts List, or Sellers or Purchaser discover that a Contract should have been listed on the Contracts List, Seller shall promptly upon Purchaser’s request therefor provide Sellers’ good faith estimate of all Cure Costs pursuant to Section 365 of the Bankruptcy Code with respect to each such Contract.

(h) From and after the date hereof through the Closing, none of the Sellers shall reject or take any action (or fail to take any action that would (or would reasonably be likely to) result in rejection by operation of Law) to reject, repudiate or disclaim any Contract without the prior written consent of Purchaser; provided, that Sellers shall be able to reject any Contract if Sellers have provided written notice to Purchaser or Purchaser’s counsel (electronic notice being sufficient) of such rejection (which written notice shall include (in reasonable detail) a description for the basis of such rejection), and Purchaser has not objected to such rejection following the fifth Business Day following Purchaser’s receipt of such written notice.

(i) If, during the 15-day period following the Closing Date, Purchaser so determines as to any Contract that is related to the Business that is not (a) an Assigned Contract, or (b) a Contract that has been previously rejected in the Chapter 11 Cases, Purchaser may elect by written notice to Sellers (which may be in the form of an email to counsel to the Sellers) to designate such Contract (each, an “Additional Contract”) for assumption by Sellers and assignment to Purchaser, without further consideration being due or paid from Purchaser to such Seller.  Upon the designation of any such Additional Contract pursuant to this Section 1.5(i), Sellers shall seek to assume and assign to Purchaser such Additional Contract in accordance with the Bidding Procedures Order.  For the avoidance of doubt, (a) Purchaser shall pay the Cure Costs associated with such any such Additional Contracts assumed by it pursuant to this Section 1.5(i) and (b) Sellers shall not be required to incur any costs in respect to Contracts that may be Additional Contracts.

Article II
Consideration; Payment; Closing

Section 2.1 Consideration; Payment. The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities, and (ii) $4 million in cash (the “Cash”), and (iii) 6,206,897 shares of Purchaser’s unregistered common stock (the “Equity Interests”). Further, as additional consideration for the transactions contemplated hereunder, White Oak or its designee, as the recipient of the Equity Interests pursuant to the Sale Order, shall be entitled to appoint an independent director to the Board of Directors of Purchaser in accordance with a voting agreement to be entered into by White Oak or its designee and certain stockholders of Purchaser (the “Voting Agreement”), and White Oak or its designee shall have the option to purchase additional shares of Purchaser pursuant to that certain side letter between White Oak or its designee and the Purchaser (the “Side Letter”).

Promptly, but in any event within fifteen (15) days after the Closing, Purchaser will file with the SEC a resale registration statement for the shares issued under clause (iii) above, and will use its reasonable efforts to have such registration statement declared effective as promptly as practicable thereafter. White Oak is an express third-party beneficiary of the foregoing sentence.

At the Closing, Purchaser shall pay the Purchase Price to the Sellers and transfer the Equity Interests (the “Closing Date Payment”) to White Oak or one or more of its designees and shall assume the Assumed Liabilities. Any payment required to be made in cash pursuant to this or any other provision of this Agreement shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party to (or for the benefit of) whom such payment is to be made at least two Business Days prior to the date such payment is to be made.

Section 2.2 Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price and Purchaser’s assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) will take place remotely by telephone conference and exchange of documents and signatures by electronic mail at 9:00 a.m. Eastern Time on the second Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VI (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time and date as the Parties may agree in writing; provided that, the Parties may not waive the conditions set forth in (x) Section 6.1(b), (c), or (d) or (y) with respect to the representation in Section 4.9, Section 6.3(a), in each case, without White Oak’s prior written consent. White Oak is an express third-party beneficiary of the foregoing proviso. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date.

Section 2.3 Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser:

(a) a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”) duly executed by each applicable Seller, in each case, with respect to the applicable Acquired Assets;

(b) an IRS Form W-9 executed by each Seller or its regarded owner;

(c) an Intellectual Property Assignment Agreement substantially in the form of Exhibit B attached hereto (the “Intellectual Property Assignment Agreement”) duly executed by each applicable Seller, in each case, with respect to the applicable Transferred Intellectual Property, and such other documents that may be reasonably requested by Purchaser to transfer the Transferred Intellectual Property;

(d) a duly executed transition services agreement, which will provide that the Sellers will provide certain services to the Purchaser at direct cost, and otherwise in form and substance to be mutually agreed by Purchaser and Seller Representative, each acting in good faith, prior to the Closing (the “Transition Services Agreement”); the parties may agree in the Transition Services Agreement to allow for additional time to determine the scope and text for some of the services to be provided; the Transition Services Agreement shall include at least: (i) making available for at least 90 days contractor licenses in markets where Seller is licensed so that Purchaser may process and complete solar system installations in those markets; (ii) access for at least 120 days to data and functionality of certain software licenses or functionality or SaaS services that are Acquired Assets.

(e) a copy of the Sale Order as entered by the Bankruptcy Court;

(f) copies of all Assigned Contracts (together with all material amendments, supplements or modifications thereto) to the extent not already located at the offices of the Business;

(g) physical possession of all of the Acquired Assets capable of passing by delivery with the intent that title in such Acquired Assets shall pass by and upon delivery;

(h) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of each Seller certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(i) all other documents, instruments and writings reasonably requested by Purchaser to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

Section 2.4 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers:

(a) (i) Evidence of the wire payment of the Cash to Sellers and (ii) the issuance of the Equity Interests to White Oak (and White Oak shall be an express third party beneficiary of this Section 2.4(a)(ii));

(b) the Assignment and Assumption Agreement duly executed by Purchaser;

(c) the Intellectual Property Assignment and Assumption Agreement duly executed by Purchaser;

(d) a duly executed Transition Services Agreement, to the extent necessary; and

(e) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 2.5 Withholding. Notwithstanding any other provision of this Agreement, Purchaser and its Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. Amounts so withheld and paid over to the appropriate Governmental Body shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. In the event that the cash portion of the Purchase Price (if any) is not sufficient to fund any such required deduction or withholding, Purchaser and its Affiliates shall be entitled to fund such required deduction or withholding by retaining and not forgiving and discharging a portion of the Purchase Price.

Article III
Representations and Warranties of Sellers

Except as set forth in the Schedules delivered by Sellers concurrently herewith, each Seller represents and warrants to Purchaser as of the date hereof and solely with respect to each such Seller and the applicable Acquired Assets as follows:

Section 3.1 Organization and Qualification. Such Seller is a corporation, duly incorporated or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Such Seller is duly licensed or qualified to do business under the Laws of each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary to carry on the Business as now conducted, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation by such Seller of the Transactions.

Section 3.2 Authorization of Agreement. Subject to entry of the Sale Order:

(a) such Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements to which such Seller is a party and to perform its obligations hereunder and to consummate the Transactions;

(b) the execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by such Seller of the Transactions, have been duly authorized by all requisite corporate action on the part of such Seller and no other organizational proceedings on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements and the consummation by it of the Transactions; and

(c) this Agreement and the other Transaction Agreements to which such Seller is a party have been, or will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

Section 3.3 Conflicts; Consents. Assuming that (i) the Bankruptcy Court enters the Sale Order and (ii) the notices, authorizations, approvals, Orders, permits and consents set forth on Schedule 3.3 are made, given or obtained (as applicable), neither the execution and delivery by such Seller of this Agreement or the other Transaction Agreements, nor the consummation by such Seller of the Transactions, nor performance or compliance by such Seller with any of the terms or provisions hereof or thereof, will (A) require any of the Sellers to give any notice to, make any filing with, or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which it is or will be a party or the consummation or the performance of the Transactions, (B) conflict with or violate any provision of such Seller’s certificate of incorporation, bylaws, shareholders agreement, or other governing documents, as applicable (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Acquired Asset or accelerate such Seller’s obligations under any such Acquired Asset, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any Acquired Assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation by such Seller of the Transactions.

Section 3.4 Title to Assets; Sufficiency of Assets.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Sellers have good and valid title to, or, in the case of the Assumed Leases, valid and subsisting leasehold interests in, all Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Pursuant to the Sale Order, the Sellers will convey such title to or rights to use, all of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Assets constitute the material properties, assets and rights reasonably necessary, and are sufficient in all material respects, for the conduct of the Acquired Assets and the Business as currently conducted, taking into account the fact that the Excluded Assets shall not be acquired by Purchaser pursuant to the terms of this Agreement.

Section 3.5 Assigned Contracts. The Sellers have made available to Purchaser, prior to the date of this Agreement, or will make available to Purchaser promptly following the date of this Agreement, a true, correct and complete copy of each Contract relating to the Business (including, for the avoidance of doubt, all Assigned Contracts, Assumed Leases and Assumed IP Contracts, collectively, the “Business Contracts”). With respect to each Business Contract, (a) assuming due authorization and delivery by the other party thereto, to the Knowledge of the Sellers, such Business Contract constitutes the valid and legally binding obligation of the Sellers party thereto, enforceable against such Sellers and the counterparty thereto in accordance with its terms and conditions, subject to the Enforceability Exceptions, and (b) except as set forth in Schedule 3.5(b), to the Knowledge of the Sellers, neither such Sellers nor the counterparty thereto is in breach or default under such Business Contract, and to the Knowledge of the Sellers, no event has occurred or condition exists that, with notice or lapse of time, or both, would constitute a default by any Seller or, to the Knowledge of the Sellers, by any other party thereto, except (i) for those defaults that will be cured by the payment of Cure Costs in accordance with the Sale Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of such Business Contract that is an Assigned Contract) or (ii) to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 Real Property. Schedule 3.6 sets forth a list of each Contract relating to the lease, possession, ownership, use, operation, sublease or license of any real property relating to the Business, as well as the real property location which is the subject thereof (together, the “Leased Real Property”). To the Knowledge of the Sellers, no Person that is not a Seller has any right to possess, use or occupy any of the Leased Real Property except as set forth on Schedule 3.6. The leasehold interests of the Sellers in the Leased Real Property are subject to no Encumbrances other than Permitted Encumbrances.

Section 3.7 Employees; Seller Benefit Plans.

(a) No Seller or the Business or the Acquired Assets is party to any collective bargaining agreements or similar labor-related Contracts (“Collective Bargaining Agreements”) with any labor union representing any current or former employees of Sellers or any of their Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no written demand from any labor union seeking recognition as the exclusive bargaining representative of any employees of Sellers or any of their Subsidiaries by such Seller or the Business or the Acquired Assets and (ii) there is no pending or, to the Knowledge of the Sellers, threatened, strike, lockout, organized labor slowdown, or concerted work stoppage by any employees of Sellers or any of their Subsidiaries.

(b) To the Knowledge of the Sellers, each Seller and the Business and the Acquired Assets are in compliance with all applicable Laws respecting employment practices and labor, including those related to wages and hours, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination, disability rights and benefits, affirmative action, and employee layoffs except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(c) There is no Action pending or, to the Knowledge of the Sellers, threatened against such Seller or any Business or Acquired Asset alleging a violation of any applicable labor or employment Law brought by any current or former employees of Sellers or any of their Subsidiaries before any Governmental Body, except for such Actions (or threatened Actions) that, if adversely determined, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) To the Knowledge of the Sellers, each Seller Benefit Plan has been maintained in compliance with its terms and all applicable Laws, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(e) No Seller nor any other entity that, together with such Seller, would be treated as a single employer under Section 414 of the Tax Code (nor any predecessor) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any "multiemployer plan" as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(f) Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Tax Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued.

Section 3.8 Litigation; Decrees. Except as set forth in Schedule 3.8 or arising in connection with, or out of, the Chapter 11 Cases (or any actions which are the subject matter thereof), there is no Action or Order pending that (a) would reasonably be expected to be material to (or give rise to any material Liability of Purchaser or be materially adverse to the ownership or use by Purchaser of) the Business, the Acquired Assets or the Assumed Liabilities following Closing, or (b) challenges the validity or enforceability of this Agreement or the Transaction Agreements or that seeks to enjoin, restrain, materially delay, prohibit or otherwise challenge the consummation of the Transactions. Other than the Chapter 11 Cases, no Seller is subject to any outstanding Order that would (i) reasonably be expected to be material to the Business, Acquired Assets or Assumed Liabilities or (ii) prevent or materially delay such Seller’s ability to consummate the transactions contemplated by this Agreement or by the Transaction Agreements or perform in any material respect its obligations hereunder or thereunder. There is no Order enjoining any Seller from engaging in or continuing any conduct or practice, or requiring such Seller to take any material action, in connection with the ownership, lease, possession, use or operation of the Acquired Assets owned or held by such Seller, and such Seller is not, nor are any of its respective Affiliates, subject to any outstanding Order relating to the Business, the Acquired Assets, or Assumed Liabilities.

Section 3.9 Data Privacy. Except as set forth on Schedule 3.9, in connection with its collection, storage, transfer, marketing, sales, security use and other processing of any Personal Information, each Seller and its Subsidiaries is and, since January 1, 2022, has been, to the Knowledge of the Sellers, in compliance in all material respects with applicable Laws that regulate data privacy, cybersecurity and/or the collection, storage, transfer, marketing, sales security use and other processing of Personal Information (the “Privacy Laws”). No Seller nor any of its Subsidiaries have received written notice from any Governmental Body or other Person alleging violation of any applicable Privacy Laws and there is no Action pending or, to the Sellers’ Knowledge, threatened against any Seller or its Subsidiaries by any Governmental Body or other Person with respect to such matters. Except as set forth on Schedule 3.9, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement shall violate any applicable Privacy Laws in any material respects. Each Seller and its Subsidiaries has commercially reasonable physical, technical, organizational and administrative security measures in place that are designed to protect all Personal Information collected or processed by it or on its behalf from and against unauthorized access, loss, modification, destruction, use or disclosure, and all such measures are in accordance with applicable Privacy Laws in all material respects. There has been no unauthorized access, use, modification, or disclosure of any Personal Information in the possession or control of any Seller or its Subsidiaries, or any event that constitutes a security breach or similar term under applicable Law.

Section 3.10 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) To the Knowledge of the Sellers, since January 1, 2022, the Sellers have been in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining, and making required filings for issuance or renewal of all Material Permits, licenses and authorizations required under Environmental Laws for the operations of the Sellers and their respective Subsidiaries as currently conducted.

(b) The Sellers have not, since January 1, 2022, received, nor is there any pending or, to the Knowledge of the Sellers, any threatened, written notice or Litigation regarding any actual or alleged violation of, or liability or obligation under, Environmental Laws that would reasonably be expected to be material to the Sellers and their respective Subsidiaries taken as a whole.

(c) Except for a Release that would not reasonably be expected to be material to the Sellers and their Subsidiaries taken as a whole, to the Knowledge of the Sellers, there has been no Release of a Hazardous Substance (x) at, on, about, under or from the corporate offices, or (y) arising from or relating to the operations of the Sellers or their respective Subsidiaries.

(d) None of the Sellers or any of their respective Subsidiaries, has manufactured, distributed, treated, stored, arranged for or permitted the disposal of, transported, handled, or exposed any Person to, any Hazardous Substance, except for such action that was taken in compliance in all material respects with applicable Environmental Law or would not reasonably be expected to be material to the Sellers and their respective Subsidiaries taken as a whole.

(e) None of the Sellers or any of their respective Subsidiaries has contractually assumed, pursuant to any acquisition, divestiture, or merger, any obligation of another Person under any Environmental Law that could reasonably be expected to result in material liability or any other material obligation to the Sellers or their respective Subsidiaries under any applicable Environmental Law.

(f) To the Knowledge of the Sellers, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to, filing or registration with, or consent of any Governmental Authority or other third party pursuant to any transaction-triggered Environmental Law, including with respect to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

(g) The Sellers have made available to Purchaser, or will make available to Purchaser promptly following the date of this Agreement, copies and results of any material reports, studies, analyses, tests, or monitoring and any other material documents or correspondence in the Sellers’ possession relating to environmental conditions or Liabilities under Environmental Law with respect to the operations of the Sellers and their respective Subsidiaries, corporate offices.

Section 3.11 Taxes. Except as disclosed on Schedule 3.11 or as would not, individually or in the aggregate, reasonably be expected to (x) result in any material Encumbrances (other than Permitted Encumbrances) on the Acquired Assets or (y) result in any material Tax Liability for Purchaser or any of its Affiliates:

(a) The Sellers have timely filed all material Tax Returns required to be filed by the Sellers with respect to the Acquired Assets or the Business with the appropriate Governmental Authorities (taking into account any extension of time to file granted or to be obtained on behalf of the Sellers); and all such Tax Returns are true, complete, and correct in all material respects;

(b) All material Taxes imposed on the Sellers with respect to the Acquired Assets or the Business that are due and owing (taking into account applicable extensions), whether or not shown to be payable on a Tax Return, have been paid (other than any Taxes (i) the nonpayment of which is permitted or required by the Bankruptcy Code, or (ii) that are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP);

(c) Seller has not agreed to any waiver or extension of any statute of limitations in respect of a material amount of Taxes with respect to the Business and/or the Acquired Assets;

(d) Except as set forth in Schedule 3.11(d) regarding franchise taxes in Texas, there are no material pending (or threatened) audits, examinations, investigations or other proceedings, in each case for which a Seller has received written notice or to the Knowledge of the Sellers, relating to a material amount of Taxes with respect to the Acquired Assets or the Business;

(e) There are no Encumbrances relating to material Taxes (other than Permitted Encumbrances) on any Acquired Assets;

(f) No claim has been made in writing by a Governmental Authority in a jurisdiction where a Seller does not currently file Tax Returns that such Seller may be subject to Tax by that jurisdiction.

(g) Sellers have not received written notice of any material Tax deficiency outstanding, proposed or assessed, with respect to the Acquired Assets;

(h) None of the Acquired Assets constitutes stock, partnership interests or any other equity interest in any Person for U.S. federal income Tax purposes;

(i) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (in each case, to the extent related to the Business and/or the Acquired Assets) and all IRS Forms W-2 and Forms 1099 (or any other applicable Tax forms) required with respect thereto have been properly and timely distributed;

(j) Seller is not a party to any Tax allocation, Tax indemnification or Tax sharing agreement;

(k) Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than any group the common parent of which was Lumio Holdings or any of its Affiliates), and (ii) does not have liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract (other than a commercial contract entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), or otherwise;

(l) Seller is not and has never been a party to any “listed transaction” or “reportable transaction”, as defined in Section 6707A(c)(2) of the Tax Code and Treasury Regulation 1.6011-4; and

(m) Seller has, with respect to the Business and/or the Acquired Assets, properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers, and (ii) for all sales that are exempt from sales and similar Taxes that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

Section 3.12 Intellectual Property.

(a) Except as set forth on Schedule 3.12(a), the Sellers and their Subsidiaries solely and exclusively own all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth in Schedule 3.12(a), the Transferred Intellectual Property and Transferred IP Contracts, collectively, constitute all of Intellectual Property Rights necessary to conduct the Business. All Transferred Intellectual Property is subsisting, valid and enforceable.

(b) Schedule 3.12(b) contains a complete and accurate list of all issuances, registrations and applications pertaining to Intellectual Property Rights included in the Transferred Intellectual Property, including, as applicable, the (i) owner (and, with respect to any and all domain name registrations, the applicable registrar), (ii) jurisdiction to which the application or registration applies, (iii) application or registration number and (iv) application or registration date (the “Registered Intellectual Property”). The Sellers and their Subsidiaries have paid all maintenance fees, registration fees, renewal fees or annuity expenses due for payment, and have made all filings required, for maintenance of their respective ownership of, and the validity and enforceability of, the Registered Intellectual Property.

(c) Except as set forth in Schedule 3.12(f), (i) neither the Sellers nor their Subsidiaries have brought any Actions that are pending and unresolved alleging infringement, misappropriation or other violation of any of the Transferred Intellectual Property by any Person and (ii) to the Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Transferred Intellectual Property. Neither the Sellers nor their Subsidiaries have entered into any Contract granting any third party the right to bring infringement actions with respect to any of the Transferred Intellectual Property that will survive the Closing. There is no Action pending or, to the Sellers’ Knowledge, threatened in writing with respect to the Transferred Intellectual Property: (i) contesting the right of the Sellers or their Subsidiaries to use, exercise, sell, license, transfer or dispose of any of the Transferred Intellectual Property; or (ii) challenging the ownership, validity or enforceability of any of the Transferred Intellectual Property. No Transferred Intellectual Property is subject to any outstanding Order or agreement related to or restricting in any manner the use, licensing, assignment, transfer or conveyance thereof by the Sellers or their Subsidiaries.

(d) Except as set forth on Schedule 3.12(a), neither the operation and conduct of the Business, including the Sellers’ and their Subsidiaries’ marketing, license, sale or use of any products or services anywhere in the world in connection with the Business nor the use of the Transferred Intellectual Property has infringed, appropriated or otherwise violated, nor does infringe, misappropriate or violate any Intellectual Property Rights of any other Person. There is no pending or, to Sellers’ Knowledge, threatened Action alleging that the operation of the Business (including the Sellers’ and their Subsidiaries’ marketing, license, sale or use of any products or services anywhere in the world in connection with the Business) or the use of the Transferred Intellectual Property infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person or violates any Contract with any Person to which any Seller or any of its Subsidiaries is a party or by which it is bound.

(e) Except as set forth on Schedule 3.12(a), the Sellers and their Subsidiaries have the full right, power and authority to sell, assign, transfer and convey all of their right, title and interest in and to the Transferred Intellectual Property to Purchaser, and upon Closing, Purchaser will acquire from the Sellers good and marketable title to the Transferred Intellectual Property, free of Encumbrances (other than Permitted Encumbrances).

(f) Except as set forth in Schedule 3.12(a), the Sellers and their Subsidiaries have secured from each present or former employee, officer, director, agent, outside contractor or consultant of such Sellers or Subsidiary who contributed to the development of any material Transferred Intellectual Property on behalf of the Sellers or the Subsidiaries a written and enforceable agreement that contain (i) a non-disclosure obligation with respect to the Sellers’ and the Subsidiaries’ confidential information and (ii) a valid assignment to one or more of the Sellers or it Subsidiaries of all rights, title and interest in and to such Transferred Intellectual Property. The Sellers and their Subsidiaries have taken commercially reasonable and appropriate steps to protect, maintain and preserve the confidentiality of any material trade secrets included in the Transferred Intellectual Property and any disclosure by the Sellers or their respective Subsidiaries of such trade secrets to any Person has been pursuant to the terms of a written agreement with such Person.

(g) All material software owned, licensed, used, or otherwise held for use in the Acquired Assets and the Business is in good working order and condition and is sufficient in all material respects for the purposes for which it is currently used in the Acquired Assets and the Business. Neither Sellers nor any of their Subsidiaries have experienced any material defects in design, workmanship or material in connection with the use of such software that have not been corrected. No such software contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such software’s operation, (ii) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of the Sellers or their Subsidiaries, or their respective clients, or otherwise interfere with the Sellers’ or their Subsidiaries’ operations as currently conducted, or (iii) permit any third party to access any such software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”). The Computer Systems used in the Business are sufficient in all material respects for the Sellers’ and their Subsidiaries’ current needs in the operation of the Business as presently conducted, and there have been no material failures, crashes, security breaches or other adverse events affecting the Computer Systems. The Sellers and the Subsidiaries take commercially reasonable steps to provide for the back-up and recovery of material data and have implemented disaster recovery plans, procedures and facilities and, as applicable, have taken reasonable steps to implement such plans and procedures. The Sellers and their Subsidiaries have taken reasonable actions designed to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by any other Person.

Section 3.13 Compliance with Laws; Permits.

(a) Except as a result of, the filing or pendency of the Chapter 11 Cases, the Sellers are in compliance, in all material respects, with all Laws applicable to the Acquired Assets. Except as related to or, as a result of, the filing or pendency of the Chapter 11 Cases, since January 1, 2022 (i) none of the Sellers has received any written notice of, the material violation of any Laws, and (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice, passage of time, or both) would constitute or result in a failure by any Seller or its Subsidiaries to comply, in any material respect, with any applicable Law. Except as related to, or as a result of, the filing or pendency of the Chapter 11 Cases, no investigation in relation to any actual or alleged material violation of Law by any Seller or its Subsidiaries is pending or, to the Knowledge of the Sellers, threatened, nor since January 1, 2022 has any Seller or any of its Subsidiaries received any written notice from any Governmental Authority indicating an intention to conduct the same.

(b) Except as related to, or as a result of, the filing or pendency of the Chapter 11 Cases, all material Permits required for any Seller and its Subsidiaries to conduct the Business as currently conducted by the Sellers are valid and in full force and effect (each a “Material Permit”). Since January 1, 2022, no Seller has received notice that any event has occurred that, would reasonably be expected to result in the revocation, cancellation, modification, suspension, lapse, limitation, or non-renewal of any Permit or Permits that, individually or in the aggregate, are material to the operation of the Business as currently conducted by the Sellers or that relate to the Acquired Assets. Since January 1, 2022, each Seller and its Subsidiaries have complied in all material respects, and are currently in compliance in all material respects, with all Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Business as currently conducted by the Sellers, and have made all appropriate filings for issuance or renewal of such Permits. No Action is pending or, to the Knowledge of the Sellers, threatened to terminate, revoke, limit, cancel, suspend or modify any Permit or Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Business as currently conducted by the Sellers, and none of the Sellers has received written notice, or to the Knowledge of the Sellers, oral notice from any Governmental Authority that (i) any such Permit will be revoked or not reissued on the same or similar terms, (ii) any application for any new Permit by any Seller or their respective Subsidiaries or renewal of any Permit or Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Business as currently conducted by the Sellers will be denied, or (iii) the Permit holder is in material violation of any Permit or Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Business as currently conducted by the Sellers.

Section 3.14 Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates that might be entitled to any fee or commission in connection with the Transactions for which Purchaser or any of its Affiliates is or will become liable.

Section 3.15 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”), and without limiting the generality of Section 4.8, Purchaser is not relying on, and will not rely on the accuracy or completeness or any other express or implied representation and warranty with respect to the Sellers or with respect to the information provided by Sellers to Purchaser and acknowledges that neither the Sellers nor any other Person on behalf of Sellers makes on behalf of Sellers any other express or implied representation or warranty with respect to Sellers or with respect to any other information provided by Sellers to Purchaser.

Article IV
Representations and Warranties of Purchaser

Purchaser represents and warrants to Sellers as follows.

Section 4.1 Organization and Qualification. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or used by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

Section 4.2 Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions.  Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 4.3 Conflicts; Consents. Assuming that (a) the Sale Order and all other requisite Bankruptcy Court approvals are obtained, and (b) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3 are made, given or obtained (as applicable), neither the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements, nor the consummation by Purchaser of the Transactions, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (i) require Purchaser to give any notice to, make any filing with, or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery by Purchaser of this Agreement and the other Transaction Agreements to which it is or will be a party or, the consummation or the performance of the Transactions, (ii) conflict with or violate any provision of Purchaser’s organizational documents, (iii) violate any Law or Order applicable to Purchaser, (iv) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other material Contract to which Purchaser is a party or accelerate Purchaser’s obligations under any such Contract, or (v) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Purchaser or any of its subsidiaries, except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.

Section 4.4 Financing. Purchaser has, and will have at the Closing, sufficient funds in an aggregate amount necessary to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate the Transaction, including the payment of the Purchase Price, the Cure Costs and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with the Transactions. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Acquired Assets and the related Assumed Liabilities. Purchaser’s ability to consummate the Transactions is not contingent upon its ability to secure any financing or to complete any public or private placement of securities prior to or upon Closing.

Section 4.5 Brokers. Purchaser has no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Transactions for which Seller or any or its Subsidiaries is or will become liable.

Section 4.6 Solvency. Purchaser is, and immediately after giving effect to the Transactions Purchaser shall be, solvent and at all times shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser. In connection with the Transactions, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.7 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, Sellers are not relying on, and will not rely on, the accuracy or completeness of any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers by Purchaser and acknowledge that neither Purchaser nor any other Person on behalf of Purchaser makes on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers by Purchaser.

Section 4.8 No Outside Reliance. Notwithstanding anything contained in this Section 4.8 or any other provision of this Agreement to the contrary, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any member of the Purchaser Group and on which Purchaser and the Purchaser Group may rely in connection with the Transactions. Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the Acquired Assets are being acquired by Purchaser “as is” and “where is” and with all faults and all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (a) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations), including in any information presentation, the Dataroom, any projections or in any meetings, calls or correspondence with management of any Seller or any other Person on behalf of any Seller or any of their respective Affiliates or Advisors, (b) any other statement relating to the historical, current or future businesses, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Acquired Assets, the Business or any Seller, or the quality, quantity or condition of any Seller, (c) any implied representation of merchantability or fitness for any particular use or purpose, (d) any implied representation regarding the use or operation of the Acquired Assets or the Business after the Closing in any manner and (e) any implied representation regarding the probable success or profitability of the Acquired Assets or the Acquired Assets after the Closing, are, in each case specifically disclaimed by each Seller and that neither Purchaser nor any member of the Purchaser Group has relied on any such representations, warranties or statements. Purchaser acknowledges, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the business associated with the Acquired Assets, including its results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of Sellers, and, in making its determination to proceed with the Transactions, Purchaser has relied solely on the results of the Purchaser Group’s own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, any Seller, any information presentation, any projections or any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or by any Seller or any of their respective Affiliates or Advisors, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations).

Section 4.9 Valid Issuance of Equity Interests. The Equity Interests, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, and free of restrictions on transfer (other than the requirement to wait to trade or transfer the Equity Interests until the resale registration statement described in Section 2.1 is filed with and approved by the SEC). White Oak is an express third-party beneficiary to this Section 4.9.

Article V
Covenants and Agreements

Section 5.1 Conduct of Sellers. Except (w) as required by applicable Law, Order or a Governmental Body, (x) for any required limitations or changes of operations as a result of a bankruptcy filing or otherwise imposed by the Bankruptcy Court or the Bankruptcy Code, (y) as expressly contemplated, required or permitted by this Agreement, or (z) to the extent related to an Excluded Asset or an Excluded Liability, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VII), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), (a) Sellers shall not sell, lease, transfer or assign to any Person, in a single transaction or series of related transactions, any of the Acquired Assets, other than sales in the ordinary course of the Business, and (b) Sellers shall use their commercially reasonable efforts to (i) maintain and operate the Acquired Assets in a manner consistent with past practice, (ii) maintain the books, accounts and records relating to the Acquired Assets and Assumed Liabilities in accordance with past custom and practice in all material respects, (iii) preserve intact, in all material respects, the business organizations and relationships with third parties of the Acquired Assets and keep available the services of the employees, consultants and agents of the Business in connection with the services such persons provided in respect of the Acquired Assets in the ordinary course of business consistent with past practice, and (iv) comply, in all material respects, with all applicable Laws and Orders applicable to the Acquired Assets and Acquired Liabilities and (v) pay all applicable Taxes as such Taxes become due and payable.

Section 5.2 Bankruptcy Actions.

(a) The Sellers shall seek on an expedited basis, if necessary, entry of the Sale Order and any other necessary orders by the Bankruptcy Court to consummate the Closing, subject to the terms of the Sale Order. Sellers shall consult with White Oak, Purchaser and its Representatives concerning the Sale Order, any other orders of the Bankruptcy Court relating to the Transactions. Purchaser shall promptly take such actions as are reasonably requested by Sellers and White Oak to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser; provided, however, in no event shall Purchaser or Sellers be required to agree to any amendment of this Agreement.

(b) From the date hereof until the earlier of (i)the termination of this Agreement in accordance with Article VII and (ii) the Closing Date, the Parties shall use their respective commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order, which shall be in form and substance reasonably satisfactory to Purchaser and White Oak.

(c) Purchaser shall take actions that are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement. Purchaser, on the one hand, and Sellers, on the other hand, shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect, the Bankruptcy Court’s entry of the Sale Order. In the event the entry of the Sale Order shall be appealed in relation to this Agreement, Sellers and Purchaser shall use their respective commercially reasonable efforts to defend such appeal.

White Oak is an express third-party beneficiary of this Section 5.2.

Section 5.3 Alternative Transactions.

(a)  Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code and the Bidding Procedures Order for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been a sufficient demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

(b)  Purchaser and Sellers agree, and relevant Bankruptcy Court filings shall reflect, the fact, that the provisions of this Agreement, including this Section 5.3, are reasonable, were a material inducement to Purchaser to enter into this Agreement and are designed to achieve the highest and best price for the Acquired Assets.

Section 5.4 Cure Costs. Subject to entry of the Sale Order and in connection with the assignment and assumption of the Assigned Contracts, Purchaser shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5(h), on or prior to the date of such assignment), pay the Cure Costs.

Section 5.5 [Reserved].

Section 5.6 Access to Information.

(a)  Sellers shall use commercially reasonable efforts to, prior to the Closing, provide to Purchaser, through its officers, employees and representatives (including their respective legal Advisors and accountants), reasonable access, during normal business hours, and upon reasonable advance written request, to the books and records, including work papers, financial and operating data, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Business, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices, buildings, facilities and properties of Sellers (including for the purpose of better understanding the books and records). The information provided pursuant to this Section 5.6 will be used solely for the purpose of consummating the transactions contemplated hereby (including completing legal or regulatory requirements arising from the transactions, such as submitting a financial report regarding Acquired Assets to the SEC).

(b)  From the Closing Date through and including the first anniversary of the Closing Date, Purchaser shall grant Sellers and their respective representatives reasonable access to the books and records transferred to Purchaser pursuant to this Agreement during regular business hours and upon reasonable notice for the purpose of allowing Sellers or its successors, or their respective representatives to perform the duties necessary for the liquidation of the Estate. Purchaser shall make one or more of the Transferred Employees available to Sellers to assist in Sellers’ wind-down of the Estate provided that such access does not unreasonably interfere with the conduct of the Business by Purchaser

Section 5.7 Employee Matters.

(a)  Prior to Closing, Sellers shall make available to Purchaser for interviews certain employees as requested by Purchaser. Purchaser may extend to any employee employed by the applicable Seller or Subsidiary thereof a written offer of employment, for employment effective as of the Closing Date, in Purchaser’s sole discretion (“Transfer Offer”); provided, that Purchaser shall, and shall cause its Affiliates to, comply with all employment Laws, including anti-discrimination Laws, in connection with making such offers of employment. Employees who accept such Transfer Offers and begin employment with Purchaser or an Affiliate of Purchaser shall be collectively referred to herein as “Transferred Employees.” For any employee of a Seller that Purchaser makes an offer of employment prior to Closing, Purchaser shall notify such Seller (i) with respect to: each employee to whom it made a Transfer Offer (no later than five Business Days after making such Transfer Offer), and (ii) in a reasonable timeframe (but in any event within five Business Days of receiving a response from the applicable Transferred Employee and no later than immediately prior to the Closing) with respect to whether each such offer has been accepted or rejected. Nothing herein shall be construed as a representation or guarantee by such Seller or any of its Affiliates that any or all employees employed by such Seller will accept the Transfer Offer, or that any Transferred Employee will continue in employment with Purchaser or any of its Affiliates following the Closing for any period of time.

(b)  The provisions of this Section 5.7 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any Transferred Employees), other than the Parties, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.7 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit Purchaser’s or such Seller’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 5.8 Further Assurances.

(a)  From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions, including to vest in Purchaser all of each Seller’s right, title and interest to the Acquired Assets, free and clear of all Liens other than Permitted Liens and Assumed Liabilities.

(b)  From time to time, on or after the Closing Date until the dissolution and liquidation of the Sellers, as and when requested by either Party and at such requesting Party’s expense, the other Party will execute and deliver, or cause to be executed and delivered, all such further conveyances, notices, assumptions, assignments, documents and other instruments as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions (including for the avoidance of doubt, the transfer and conveyance of any Purchased Assets that may be in the possession of any of the Sellers or their Affiliates to Purchaser).

(c)  Except as set forth herein and in this Section 5.8 or Section 1.5(e), nothing in this Agreement shall require either Party (and their respective Subsidiaries or Affiliates, as applicable) to make any expenditure or incur any obligation on their own or on behalf of the other Party.

Section 5.9 Intellectual Property Matters.

(a)  From and after the Closing Date, the Sellers shall, and shall cause each of their respective Subsidiaries to, as promptly as practicable, remove any and all Trademarks that (i) are included in the Transferred Intellectual Property, (ii) include the phase “Lumio” or (iii) are confusingly similar to any of the foregoing (collectively, the “Business Trademarks”) from any and all assets in their respective possession or control (including any publications, signage, corporate letterhead, stationery, business cards, marketing materials or content, internet or other electronic communications vehicles or other materials or as part of the Sellers’ or their Subsidiaries’ corporate names) and, except as expressly provided for in this Section 5.9, cease and discontinue any and all use of such Business Trademarks.

(b)  Effective as of the Closing Date, Purchaser hereby grants to each Seller and its Subsidiaries a limited, royalty-free, fully paid-up, irrevocable, worldwide, non-sublicensable, non-transferable, non-exclusive license, solely until the date that is 30 days following the later of (x) the Closing Date and (y) if the Transition Services Agreement is entered into in connection with the Closing, the date on which no Seller or any of its Subsidiaries or affiliates continues to provide any services to Purchaser or any of its affiliates under the Transition Services Agreement, to continue to use any Business Trademarks as part of the name of such Seller or Subsidiary solely (i) to the extent such Business Trademark was used in such Seller’s or Subsidiary’s name immediately prior to the Closing Date and (ii) in connection with the winding up and cessation of the such Seller’s or Subsidiaries’ corporate existence.

(c)  No Seller nor any of its Subsidiaries shall contest, challenge or oppose, or knowingly authorize or knowingly facilitate any third party to contest, challenge or oppose, the validity, enforceability or ownership rights of Purchaser or any of its Affiliates of any Business Trademarks or register or seek to register any such Trademarks in any jurisdiction. Any and all goodwill generated by the use of such Business Trademarks, including under this Section 5.9, shall inure solely to the benefit of Purchaser or any of its Affiliates as the respective owner(s) of the applicable Trademark.

Section 5.10 Tax Matters.

(a)  Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges (including all related interest, penalties, and additions to any of the foregoing) payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the Transactions (the “Transfer Taxes”) shall be borne and timely paid by the Purchaser and shall be paid to the appropriate taxing authority promptly when due under applicable Law. The Parties will each timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate (and will each otherwise cooperate) to establish any available exemption from (or other reduction in) any Transfer Taxes. The Parties shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such Transfer Taxes.

(b)  For U.S. federal and applicable state and local income tax purposes, the Purchase Price (and all other relevant items treated as consideration for U.S. federal income tax purposes) shall be allocated to the Acquired Assets (the “Asset Amount”). The Asset Amount shall be allocated consistent with the methodology set forth on Section 1060 of the Tax Code and applicable Treasury Regulations. Purchaser shall prepare a statement setting forth such allocation of the Asset Amount (the “Purchase Price Allocation Statement”). Purchaser shall deliver the Purchase Price Allocation Statement to Seller within 45 days after the Closing Date (or such longer period as they may agree to in writing). The Sellers shall have thirty days after receipt of the Purchase Price Allocation Statement within which to review and comment on the Purchase Price Allocation Statement, and Purchaser shall consider in good faith any reasonable comments made by the Sellers. The Purchase Price Allocation, as revised in accordance with this Section 5.10(b) (if applicable), shall be binding upon the Parties hereto for all Tax purposes unless otherwise required by applicable Law. The Parties hereto shall report for Tax purposes, act for Tax purposes, and file Tax Returns, in all respects consistent with the Purchase Price Allocation.

(i)  In the case of any Straddle Period, for all applicable purposes of this Agreement, the amount of any Taxes based on or measured by income, gross or net sales, receipts, transactions, proceeds, profits, payroll or similar items allocable to the for the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date and the amount of other Taxes (including but not limited to all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets) for allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing Date, shall be allocated on a per diem basis.

(ii)  The Sellers shall be liable for, and shall pay, and Purchaser shall not assume, pay or have any liability with respect to: (i) any Taxes imposed on or with respect to the Sellers (or any Taxes for which any Seller or any of their Affiliates are otherwise liable, including as a transferee, successor, by contract or otherwise pursuant to applicable Law, or arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having included or required to be included in any Tax Return related thereto), (ii) any Taxes imposed on or with respect to the Business or the Acquired Assets and that are attributable to any Pre-Closing Tax Period, determined, in the case of any Straddle Period, pursuant to this Section 5.10(b) and (iii) any Taxes in respect of the Excluded Assets.

(c)  Purchaser and the Sellers shall cooperate fully with each other, as and to the extent reasonably requested by the other Party, in connection with tax matters related to the Business and/or Acquired Assets, including the preparation, filing and execution of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding during normal business hours and making employees available (as reasonably requested) on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

Section 5.11 Seller Guarantees. Purchaser acknowledges that in the course of conduct of the business of Sellers, Sellers and their respective Affiliates may have entered into various arrangements (a) in which guarantees, letters of credit, sureties, bonds or similar arrangements were issued by any Seller or its Affiliates, in each case, to support or facilitate the Business and (b) in which such Seller or its Affiliates are the primary obligors on other Contracts, in each case, to support or facilitate the Business. The arrangements entered into by any Seller and its Affiliates referred to in the foregoing clauses (a) and (b) of this Section 5.11, solely to the extent relating to any Acquired Assets or Assumed Liabilities and including those set forth in Schedule 5.11, are referred to as the “Seller Credit Support Obligations”. It is understood that the Seller Credit Support Obligations are not intended to continue after the Closing.

Article VI
Conditions to Closing

Section 6.1 Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)  no court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the Transactions that is still in effect;

(b)  there shall not have occurred any Event of Default under the DIP Facility and the DIP Facility shall not have been terminated;

(c)  the Bankruptcy Court shall have entered the Sale Order which shall be in a form and substance reasonably acceptable to Purchaser and White Oak, and shall not have been stayed, reversed or vacated since the date of this Agreement;

(d)  the Side Letter and Voting Agreement shall be effective at or prior to Closing, and the Voting Agreement shall have been executed by stockholders representing not less than 60% of the outstanding voting capital stock of Purchaser;

For the avoidance of doubt, White Oak is an express third-party beneficiary of Sections 6.1(b), (c) and (d), which conditions precedent shall not be waived by the Purchaser without White Oak’s prior written consent.

Section 6.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), at the Closing, of each of the following conditions:

(a)  the Bankruptcy Court shall have entered the Sale Order by October 31, 2024, which and shall be (i) in full force and effect, (ii) not subject to appeal, and (iii) neither modified nor vacated since the date of this Agreement;

(b)  (i) the representations and warranties made by Sellers in Article III (in each case, other than the Seller Fundamental Representations), disregarding for these purposes any excepting in such representations and warranties relating to materiality or a Material Adverse Effect, shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates would not reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization of Agreement), Section 3.3 (Conflicts; Consents), and Section 3.14 (Brokers) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date);

(c)  none of the Chapter 11 Cases shall have been converted to a case under Chapter 7 of the Bankruptcy Code nor shall a trustee or examiner with expanded powers have been appointed with respect to the Sellers;

(d)  the Chapter 11 Cases shall not have been dismissed;

(e)  (i) the DIP Facility lenders shall have not acquired all or a material part of the Acquired Assets as a result of the exercise of remedies under the DIP Facility and (ii) the DIP Facility shall not have been terminated;

(f)  Sellers shall have performed and complied in all material respects with the covenants required to be performed or complied with by Sellers under this Agreement on or prior to the Closing Date prior to the Closing Date; and

(g)  Sellers shall have delivered, or caused to be delivered, to Purchaser all of the Acquired Assets as well as those items set forth in Section 2.3.

Section 6.3 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), at the Closing, of each of the following conditions:

(a)  (i) the representations and warranties made by Purchaser in Article IV (in each case, other than the Purchaser Fundamental Representations), disregarding for these purposes any excepting in such representations and warranties relating to materiality, shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates would not reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the Transactions and (ii) the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization of Agreement), and Section 4.3 (Conflicts; Consent), (collectively, the “Purchaser Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date);

(b)  Purchaser shall have performed and complied in all material respects with the covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date prior to the Closing Date; and

(c)  Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.4.

For the avoidance of doubt, White Oak is an express third-party beneficiary of Section 6.3(a) with respect tot the representation in Section 4.9.

Section 6.4 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VI that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VI, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the Transactions as required under this Agreement.

Article VII
Termination

Section 7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing only in accordance with this Section 7.1, and in no other manner:

(a)  by the mutual written consent of Sellers and Purchaser;

(b)  by written notice of either Purchaser or Sellers, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Closing or declaring unlawful the Transactions, and such Order having become final, binding and non-appealable; provided, that no Party may terminate this Agreement under this Section 7.1(b) if the issuance of such Order was caused by such Party’s failure to perform any of its obligations under this Agreement;

(c)  by written notice of either Purchaser or Sellers, if the Closing shall not have occurred on or before November 5, 2024 (the “Outside Date”); provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s failure to perform any of its obligations under this Agreement;

(d)  by written notice from Sellers to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided, that (i) if such breach is curable by Purchaser, then Sellers may not terminate this Agreement under this Section 7.1(d) unless such breach has not been cured by the date which that the earlier of (A) two Business Days prior to the Outside Date and (B) ten days after Sellers notify Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available to Sellers at any time that Sellers are in material breach of, any covenant, representation or warranty hereunder;

(e)  by written notice from Purchaser to Sellers, upon a material breach of any covenant or agreement on the part of Sellers, or if any material representation or warranty of Sellers will have become untrue, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, that (i) if such breach is curable by Sellers then Purchaser may not terminate this Agreement under this Section 7.1(e) unless such breach has not been cured by the date which is the earlier of (A) two Business Days prior to the Outside Date and (B) ten days after Purchaser notifies Sellers of such breach and (ii) the right to terminate this Agreement pursuant to this Section 7.1(e) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder;

(f)  by written notice from Sellers to Purchaser, if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section 2.3;

(g)  by Purchaser, if following entry by the Bankruptcy Court of the Sale Order, the Sale Order is voided, reversed or vacated or is subject to a stay;

(h)  by Purchaser, if, the Sale Hearing shall not have occurred by October 30, 2024; or

(i)  by Purchaser, if, any of the Chapter 11 Cases shall have been converted to a case under Chapter 7 of the Bankruptcy Code or a trustee or examiner with expanded powers shall have been appointed with respect to the Sellers.

Section 7.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and, except in the case of fraud, no Party or any of its partners, officers, directors, managers or equityholders will have any Liability under this Agreement; provided, that this Section 7.2 and Article VIII shall survive any such termination; provided, further, that no termination will relieve any Party from any Liability for damages, losses, costs or expenses resulting from any Willful Breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by any Party to consummate the Closing if and when it is obligated to do so hereunder).

Article VIII
Miscellaneous

Section 8.1 Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, (a) if time for performance of such post-Closing covenant is specified in this Agreement, survive for 90 days following the expiration of such time, and (b) if time for performance of such post-Closing covenant is not specified in this Agreement, survive for the applicable statute of limitations with respect to a claims for any failure to perform such post-Closing covenant; provided, that if a written notice of any claim with respect to any post-Closing covenant is given prior to the expiration thereof then such post-Closing covenant will survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

Section 8.2 Expenses. Whether or not the Closing takes place, except as otherwise provided in the Sale Order or DIP Order, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement, the Transaction Agreements and the other agreements contemplated hereby and thereby, the performance of this Agreement, the Transaction Agreements and the other agreements contemplated hereby and thereby and the consummation of the Transactions will be paid by the Party incurring such fees, costs and expenses.

Section 8.3 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (having obtained electronic delivery confirmation thereof), if delivered by 5:00 P.M. local time of the recipient on a Business Day and otherwise on the following Business Day, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

if to Purchaser, to:

Zeo Energy Corp.
232 River Bend Lane, Provo UT 84604
Email: stirling@gosunergy.com
Attention: Stirling Adams

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Doug Ellenoff; Matthew Gray
Email: dellenoff@egsllp.com; mgray@egsllp.com

if to any Seller, to:

Lumio HX, Inc.
[●]
Email:
Attention:

with a copy (which shall not constitute notice) to:

Morris Nichols Arsht & Tunnell LLP
1201 N. Market St., 16th Floor
Wilmington, DE 19801
Email: rdehney@morrisnichols.com; mharvey@morrisnichols.com; mtalmo@morrisnichols.com
Attention: Robert J. Dehney, Sr.; Matthew B. Harvey; Matthew O. Talmo

Section 8.4 Binding Effect; Purchaser Designee.

(a)  This Agreement shall be binding upon Purchaser and, subject to the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Chapter 11 Cases or any successor Chapter 7 cases; provided, that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of each other Party hereto, and any attempted assignment or delegation without such prior written consent shall be null and void. Purchaser may, with the prior written consent of the Sellers, assign its rights and obligations under this Agreement to the Successful Bidder.

(b)  In furtherance of the foregoing, Purchaser may, without the consent of Sellers, designate, in accordance with the terms of this paragraph and effective as of the Closing, one or more Permitted Transferee(s) to acquire all, or any portion of, the Acquired Assets and assume all or any portion of the Assumed Liabilities or to be jointly obligated to pay all or any portion of the Purchase Price (any Person that shall be properly designated by Purchaser in accordance with this Section 8.4(b), a “Purchaser Designee”); provided, that for the avoidance of doubt, any such assignment of the payment obligation shall not relieve Purchaser of its obligation to deliver the Purchase Price under Section 2.1. The above designation may be made by Purchaser by written notice to Sellers at any time prior to the Closing Date. The Parties agree to modify any Closing deliverables in accordance with the foregoing designation. For the avoidance of doubt, and notwithstanding anything to the contrary herein, all Purchaser Designees appointed in accordance with this Section 8.4 shall be included in the definition of “Purchaser” for all relevant purposes under this Agreement and all such Purchaser Designees shall be deemed to have made all of the covenants, representations and warranties of Purchaser set forth in this Agreement (as modified pursuant to this Section 8.4) to the extent relevant to such Purchaser Designee.

Section 8.5 Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing executed by Purchaser and each of the Sellers or (b) waived only in a writing executed by the Party (or Parties) against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.6 Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon Purchaser, Sellers and their respective successors and permitted assigns. Except as otherwise expressly provided herein (including Sections 2.1, 2.2, 2.4(a)(ii), 4.8, 5.2, 6.1(b), (c) and (d) and 6.3(a) (with respect to the representation in Section 4.9) with respect to White Oak), nothing expressed or referred to in this Agreement will be construed to give any Person other than (a) for purposes of Section 8.7, the Non-Recourse Persons (as defined below) and (b) the Parties hereto and such permitted assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 8.7 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent named as a Party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party (or any past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor or any of the foregoing) (each, a “Non-Recourse Person”) will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties to this Agreement, any Transaction Agreement or for any Agreement Dispute (as defined below) and (ii) in no event shall any Party have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or fraud (including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims) of any other Person, and each of such Non-Recourse Persons are intended third party beneficiaries of this Section 8.7 and shall be entitled to enforce this Section 8.7 as if a party directly hereto.

Section 8.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, provided, that if any provision of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be prohibited by, void, unenforceable or invalid under applicable Law in any applicable jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated as long as the economic or legal substance of the Transactions is not hereby affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.9 Construction. Purchaser, on the one hand, and the Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by Purchaser, on the one hand, and the Sellers, on the other hand, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson will be applied against any Person with respect to this Agreement.

Section 8.10 Complete Agreement. This Agreement, together with the Transaction Agreements and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Business, the Acquired Assets and the Assumed Liabilities and the Transactions and supersedes all prior agreements among the Parties respecting the sale and purchase of the Business, the Acquired Assets and the Assumed Liabilities and the Transactions. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement or the Transaction Agreements, the terms and provisions of the execution version of this Agreement or Transaction Agreements (as applicable) will control and prior drafts of this Agreement and the Transaction Agreements (as applicable) and the documents referenced herein and therein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

Section 8.11 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.12 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 8.11 will be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 8.12, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (i) for the period during which such action is pending, plus 10 Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be.

Section 8.12 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement, the Transaction Agreements or the Transactions and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court, any federal court to which an appeal from the Bankruptcy Court may be validly taken, and the District Court for the District of Delaware to review proposed findings of fact and conclusions of law from the Bankruptcy Court or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal court sitting in the State of Delaware) (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 8.13 Governing Law; Waiver of Jury Trial.

(a)  Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13(B).

Section 8.14 Counterparts and PDF. This Agreement, each Transaction Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. This Agreement and any Transaction Agreement shall become effective when each party hereto or thereto (as applicable) has received a counterparty of such agreement signed by the other party. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 8.15 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement, any Transaction Agreement or the Transactions without obtaining the prior written approval of (x) in the case of an issuance by Sellers, Purchaser, and (y) in the case of an issuance by Purchaser, Lumio Holdings, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or the Transactions or by the applicable rules of any stock exchange on which Purchaser or Sellers (or their respective Affiliates) lists securities; provided, that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof. Sellers and Purchaser shall use reasonable efforts to resolve any objections to any press release or public announcement within 24 hours after the request.

Section 8.16 Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any Encumbrances or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions.

Section 8.17 Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions, will require any Seller or any of its managers, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations or applicable Law. For the avoidance of doubt, Sellers retain the right to pursue any transaction or restructuring strategy that, in Sellers’ business judgment, will maximize the value of its estates.

Section 8.18 Sellers’ Representative. Each Party agrees that Lumio Holdings has the power and authority to unilaterally act on behalf of all or any of the Sellers for the purposes specified under this Agreement, any Transaction Agreement, and otherwise with respect to the Transactions. Such power will include the power to make all decisions, actions, consents and determinations on behalf of the Sellers, including to make any waiver of any closing condition or agree to any amendment to this Agreement. No Seller shall have any right to object, dissent, protest or otherwise contest the same. Purchaser shall be entitled to rely on any action or omission taken by Lumio Holdings on behalf of the Sellers.

Section 8.19 Schedules. The Parties agree that any reference in a particular Section of the Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 8.20 Approval of the Bankruptcy Court. Notwithstanding anything herein to the contrary, any and all rights, interests or obligations under this Agreement are subject to the approval of the Bankruptcy Court.

Article IX
Additional Definitions and Interpretive Matters

Section 9.1 Certain Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:

“Accounts Receivable” means, (a) the trade accounts receivable, and other rights to payment, of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered by Sellers, (b) the other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, and (c) any claim, cause of action, remedy or other right related to any of the foregoing, in each case, which are related to the Business and/or the Acquired Assets.

“Acquired Assets” shall have the meaning set forth in Section 1.1.

“Action” means any action, suit, litigation, arbitration, mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or prosecution of any kind whatsoever whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before any Governmental Body.

“Advisors” means, with respect to any Person as of any relevant time, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Dispute” shall have the meaning set forth in Section 8.12.

“Alternative Transaction” means any sale or disposition of all or a material portion of the Acquired Assets (including by way of chapter 11 plan), to any Person other than Purchaser, any Purchaser Designee or any Affiliate of Purchaser.

“Asset Amount” shall have the meaning set forth in Section 5.10(b).

“Assigned Contracts” shall have the meaning set forth in Section 1.1(a).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3(a).

“Assumed Leases” shall have the meaning set forth in Section 1.1(j).

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order in form and substance satisfactory to Purchaser in its reasonable discretion.

“Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to Purchaser.

“Business” shall have the meaning set forth in the Recitals.

“Business Contracts” shall have the meaning set forth in Section 3.5.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York are authorized or required by Law to be closed.

“Business Trademarks” shall have the meaning set forth in Section 5.9(a).

“Cash” shall have the meaning set forth in Section 2.1.

“Chapter 11 Cases” shall have the meaning set forth in the Recitals.

“Chosen Courts” shall have the meaning set forth in Section 8.12.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Payment” shall have the meaning set forth in Section 2.1.

“Collective Bargaining Agreements” shall have the meaning set forth in Section 3.7(a).

“Computer Systems” means any and all computers, firmware, middleware, servers, workstations, hardware, routers, hubs, switches, networking equipment, data communications lines and all other information technology and networking assets, including all documentation related to any of the foregoing.

“Contract” means any written contract, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, or other agreement that is binding upon a Person or its property, in each case, other than a purchase order, service order, or sales order.

“Credit Agreement” means that certain Credit Agreement, dated as of December 10, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Lumio HX, Inc., Lumio Holdings, Inc., White Oak Global Advisors, LLC as Lender Representative, HSBC Bank USA, National Association, as Administrative Agent, and the guarantors and lenders party thereto.

“Cure Costs” shall have the meaning set forth in Section 1.3(c).

“Dataroom” means the file sharing workspace of Sellers hosted on Box.com.

“Debtor” or “Debtors” means a Seller or the Sellers, respectively.

“Encumbrances” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, encumbrance, lien, pledge, option to purchase or lease, license, right of first offer or refusal, conditional sale or other title retention agreement or lease in the nature thereof, preemptive right (whether statutory or contractual), adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code), any subordination arrangement in favor of another Person, security interest or agreement, easement or similar encumbrance, and any encroachment, defect in title, right of way, or similar restriction affecting any right or title, in each case of any type, nature or kind whatsoever, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material or known or unknown, including any agreement to give any of the foregoing in the future.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.2(c).

“Environmental Laws” means any applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Equity Interests” means, with respect to a Person, any membership interests, partnership interests, profits interests, capital stock or other equity securities (including profit participation features or equity appreciation rights, phantom stock rights or other similar rights) or ownership interests of such Person, or any securities (including debt securities or other indebtedness) exercisable or exchangeable for or convertible into, or other rights to acquire, membership interests, partnership interests, capital stock or other equity securities or ownership interests of such Person (or otherwise constituting an investment in such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estate” shall mean the estate of the Debtors created by Section 541 of the Bankruptcy Code upon the Petition Date in the Chapter 11 Cases.

“Estimated Cure Costs” shall have the meaning set forth in Section 1.5(g).

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Express Representations” shall have the meaning set forth in Section 3.15.

“Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, transnational, federal, state or local, or any agency, regulatory or administrative agency, commission, ministry, branch, department, official, entity, instrumentality or other authority or political subdivision thereof, or any court or arbitrator of applicable jurisdiction.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 2.3(c).

“Intellectual Property Rights” means, collectively, all intellectual property rights in any jurisdiction throughout the world, whether registered, unregistered, or registrable, including any and all of the following: (a) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, patent applications of any kind, industrial designs, utility models, and like rights, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, product configurations, trade names and other indications of origin, and Internet domain names, and registrations and applications for registration of any of the foregoing and all goodwill associated therewith (“Trademarks”); (c) copyrights and registrations and applications for registration thereof, and copyrightable works and any other works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (d) trade secret and other rights in any information (including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs, devices, methods, strategies, techniques, or processes), in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use; (e) rights in software, including interpreted or compiled source code, object code, development documentation, programming tools, drawings, specifications, metadata and data; (f) data and database rights; (g) domain names, websites and social media accounts and identifiers, including, as applicable, the usernames and passwords associated therewith and all content contained therein; (h) any other intellectual property or proprietary rights of any kind, nature or description; (i) rights to apply for, obtain, prosecute, register, maintain and defend any of the foregoing; (j) the right to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing, and (k) any tangible embodiments of the foregoing (in whatever form or medium).

“Inventory” means all supplies, goods, materials, work in process, inventory and stock in trade owned by any Seller exclusively for use or sale in the ordinary course of Business (including inventory ordered by any Seller prior to the Closing date but not delivered until after the Closing Date), but specifically excluding (1) goods which belong to sublessees, licensees or concessionaires of any Seller, and (2) goods held by any Seller on memo, on consignment, or as bailee.

“Knowledge of the Sellers”, or words of like import, means the actual knowledge, as of the date of this Agreement, after reasonable inquiry, of Jeffrey T. Varsalone, Andrew Walton, Brendan Smith, Nate Sumbot, and Parry Jarman.

“Law” means any domestic, federal, state, provincial, local (including common law), municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, treaty, convention, rule, regulation or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, as amended unless specified otherwise.

“Leased Real Property” shall have the meaning set forth in Section 3.6.

“Liability” means, as to any Person, any direct or indirect debt, adverse claim, liability (including Tax liability), duty, responsibility, Tax, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Lumio Holdings” means Lumio Holdings, Inc., a Delaware corporation.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or prospects of the Business, excluding any effect resulting from (A) changes in the general economic or political conditions in the United States not having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business operates, (B) changes (including changes of applicable Law) or conditions generally affecting the industry in which the Business operates and not specifically relating to or having a materially disproportionate effect on the Business, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business operates or (ii) Sellers’ ability to consummate the transactions contemplated by this Agreement.

“Material Permit” shall have the meaning set forth in Section 3.13(b).

“Non-Recourse Person” shall have the meaning set forth in Section 8.7.

“Order” means any order, injunction, judgment, decree, ruling, writ, award, judgement, settlement or stipulation issued, promulgated, rendered or entered into by or with any Governmental Body or arbitrator of competent jurisdiction, including any order entered by the Bankruptcy Court in the Chapter 11 Cases (including the Sale Order).

“Outside Date” shall have the meaning set forth in Section 7.1(c).

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permit” means any permit, license, franchise, clearance, registration, certificate, approval, qualification, or authorization issued by any Governmental Body or accrediting organization.

“Permitted Encumbrances” means (i) Encumbrances for utilities and Taxes not yet due and payable, or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, or the nonpayment of which is permitted or required by the Bankruptcy Code, (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, adversely affect the operation of the Acquired Assets, (iii) materialman’s, mechanic’s, artisan’s, shipper’s, warehouseman’s or other similar common law or statutory liens incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable or that are being contested by appropriate proceedings, (iv) licenses granted on a non-exclusive basis, (v) such other Encumbrances or title exceptions which do not, individually or in the aggregate, materially and adversely affect the operation of the Acquired Assets, and (vii) solely prior to Closing, any Encumbrances that will be removed or released by operation of the Sale Order.

“Permitted Transferee” means any Affiliate or subsidiary of Purchaser, and any of Purchaser’s investors or funding partners.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.

“Personal Information” means any information that enables, or could reasonably enable, a Person in possession thereof to identify a natural person or that is otherwise considered personally identifiable information, personal information, personal data or any other similar term under applicable Law.

“Petition Date” means the date of filing of the Chapter 11 Cases.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Privacy Laws” shall have the meaning set forth in Section 3.9.

“Professional Fees Amount” means an amount equal to all fees and expenses incurred and estimated to be incurred on or prior to the Closing Date (regardless of whether such fees and expenses have been approved by the Bankruptcy Court as of the Closing Date) by any professional retained pursuant to sections 327 and 1103 of the Bankruptcy Code in the Chapter 11 Cases.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchase Price Allocation” shall refer to the allocation of the Purchase Price contemplated by Section 5.10(b).

“Purchase Price Allocation Statement” shall have the meaning set forth in Section 5.10(b).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Designee” shall have the meaning set forth in Section 8.4(b).

“Purchaser Fundamental Representations” shall have the meaning set forth in Section 6.3(a).

“Purchaser Group” means Purchaser, any Affiliate of Purchaser and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

“Release” means any presence, release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, placing, injecting, escaping, disposal, dumping, emptying, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.

“Representatives” of a Person means any officer, director, manager, member, partner or employee of such Person or any investment banker, attorney, accountant, consultant, agent or other advisor or representative of such Person.

“Sale Order” means the sale Order or Orders, which shall be in form and substance reasonably acceptable to Purchaser, and which shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Assumed Liabilities and Permitted Encumbrances), (iii) the performance by Sellers and Purchaser of their respective obligations under this Agreement and the Transaction Agreements, (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts, (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code, (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (e) find that Purchaser has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts, (f) find that Purchaser shall have no Liability for any Excluded Liabilities and (g) find that Purchaser has not violated Section 363(n) of the Bankruptcy Code by any action or inaction.

“Seller” and “Sellers” shall have the meaning set forth in the Preamble.

“Seller Benefit Plans” means any “employee benefit plan” (as defined under section 3(3) of ERISA, whether or not subject to ERISA) or any agreement, plan, or practice providing for compensation, benefits, severance pay or benefits, change in control payments, equity awards, fringe benefits, or other remuneration or benefit of any kind, whether written or unwritten, funded or unfunded, for the benefit of any current or former employee, contractor, advisor or other service provider of the Business that is sponsored, maintained, contributed to or required to be contributed to by any Seller or pursuant to which any Seller or Subsidiary thereof has any liability (contingent or otherwise), including any Multiemployer Plan or Collective Bargaining Agreement.

“Seller Credit Support Obligations” shall have the meaning set forth in Section 5.11.

“Seller Fundamental Representations” shall have the meaning set forth in Section 6.2(b).

“Seller Tax Group” means any consolidated, combined, unitary or similar Tax group of which Seller or any of its Affiliates is the common parent.

“Side Letter” shall have the meaning set forth in Section 2.1.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person (or a Subsidiary thereof), any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person (i) directly or indirectly owns or controls a majority of the securities or other interests of such Person or (ii) has the power, through the ownership of securities or otherwise, to elect a majority of the board of directors or others performing similar functions of such Person.

“Successful Bidder” means Purchaser as the prevailing party under the Bidding Procedures Order.

“Tax” or “Taxes” means any taxes, charges, fees, levies, and other assessments in the nature of a tax imposed by a Governmental Body, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, together with any interest, additions or penalties deficiencies, surcharges, sanctions, or additions with respect thereto.

“Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“Tax Records” mean all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters.

“Tax Return” means any return, claim for refund, report, statement or information return relating to Taxes required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

“Transaction Agreements” means this Agreement, the Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, the Transition Services Agreement (if executed in connection with the Closing), and any other agreements, instruments, certificates or documents entered into pursuant to this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Offer” shall have the meaning set forth in Section 5.7.

“Transfer Taxes” shall have the meaning set forth in Section 5.10.

“Transferred Employee Records” means physical or electronic copies of all personnel records (including those as required by applicable Law and those pertaining to performance, training history, job experience and history, and for the three (3)-year period immediately preceding the Closing, compensation history) for the Transferred Employees, except where (i) the transfer or disclosure of such records is prohibited by applicable Law, or (ii) consent of the relevant employee is required by applicable Law but not given.

“Transferred Employees” shall have the meaning set forth in Section 5.7.

“Transferred Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned, by Sellers or any of their Subsidiaries.

“Transferred IP Agreements” has the meaning set forth in Section 1.1(k).

“Transition Services Agreement” has the meaning set forth in Section 2.3(d).

“Voting Agreement” has the meaning set forth in Section 2.1.

“White Oak” means White Oak Global Advisors, LLC.

“Willful Breach” shall mean a deliberate act or a deliberate failure to act regardless of whether breaching was the conscious object of the act or failure to act.

Section 9.2 Rules of Interpretation. Unless otherwise expressly provided, the following rules of interpretation will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)  The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(b)  The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in the construction or interpretation of this Agreement. Section, clause, Schedule and exhibit references contained in this Agreement are references to sections, clauses, Schedules and exhibits in or to this Agreement, unless otherwise specified. All exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or exhibits but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Unless otherwise expressly indicated, where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)  The words “to the extent” shall mean “the degree by which” and not simply “if.”

(e)  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(f)  Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g)  The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h)  All references to “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)  All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(j)  Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement if such document or item is (i) included in the Dataroom, (ii) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (iii) made available upon request, including at Sellers’ offices.

(k)  Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived; provided, that with respect to any agreement or Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.

(l)  A reference to any Person includes such successors and permitted assigns of such Person

(m)  A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(n)  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable Laws.

(o)  Unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder; provided, that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance with, any applicable Law, the reference to such applicable Law means such applicable Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

ZEO ENERGY CORP.

By:	/s/ Tim Bridgewater
Name:	Tim Bridgewater
Title:	CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLERS:

LUMIO HOLDINGS, INC.

By:	/s/ Jeffrey T. Varsalone
Name:	Jeffrey T. Varsalone
Title:	Chief Restructuring Officer

LUMIO HX, INC.

By:	/s/ Jeffrey T. Varsalone
Name:	Jeffrey T. Varsalone
Title:	Chief Restructuring Officer

EXHIBIT A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT